CORPORATE PARTICIPANTS

Andres Viroslav RAIT Financial Trust — SVP & Managing Director of Corporate Communications

Scott Schaeffer RAIT Financial Trust — CEO

Jim Sebra RAIT Financial Trust — CFO & Treasurer

CONFERENCE CALL PARTICIPANTS

Jason Stewart Compass Point Research & Trading — Analyst

Doug Weiss DSW Investment, LLC — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the Q1 2014 RAIT Financial Trust earnings conference call. My name is Emily and I will be your operator for today.

At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference.

(Operator Instructions).

As a reminder, this call is being recorded for replay purposes. I would now like to turn the call over to Andres Viroslav, please proceed.

Andres Viroslav - RAIT Financial Trust — SVP & Managing Director of Corporate Communications

Thank you, Emily, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s first-quarter 2014 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jim Sebra, RAIT’s Chief Financial Officer. This morning’s call is being webcast on our website at www.rait.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 1 PM Eastern time today. The dial-in for the replay is 888-286-8010 with a confirmation code of 10523484.

Before I turn the call over to Scott I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations, or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website www.rait.com under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call our with respect to matters described herein except as may be required by law.

Now I would like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Andres, and thank you all for joining our call today.

We are pleased report a quarter of significant growth in loan production and continued growth and stability in our portfolio of owned real estate. Our results this quarter as compared to the quarter ended March 2013 continue to demonstrate the depth of our commercial real estate platform. As usual, let’s start with some highlights:

Total revenues grew 15.4% to $67.3 million for the quarter ended March 31.

Net interest margin from our loan portfolio increased 17% to $27.8 million.

Rental income from our property portfolio increased 29% to $35.2 million and net operating income increased 34% to $17.1 million.

Cash available for distribution, or CAD, a new performance measure, increased 58% to $17.2 million.

As we have previously discussed on our calls, we are growing our on-balance sheet floating-rate bridge lending business. Though it is more capital intensive that our fixed rate conduit loan for sale business, bridge lending, which is RAIT’s historical core business, offers attractive risk-adjusted returns and a stable recurring stream of interest income. During the first quarter we originated $224.5 million of new loans. $175.6 million were bridge loans which surpassed the $130 million of bridge loans that we produced for all of 2013. We also closed $46 million of conduit and $3 million of mezzanine loans during the first quarter. In addition, since the end of the first quarter, we closed an additional $93 million of loans and have $240 million of loans in our pipeline which we are targeting to close before the end of the second quarter. Of course the actual amount of loan closings during the quarter may change as we continue the underwriting and due diligence process. In order to support this growth, we entered into a new warehouse facility with UBS this past January. We closed two capital raises, one in January, one in April and we completed our second RAIT sponsored floating-rate CMBS transaction in April.

In our second floating-rate CMBS transaction, we match funded $196 million of first lien bridge loans with nonrecourse financing by selling $156 million of investment grade bonds against a pool of loans with RAIT retaining the $40 million residual interest which should generate a return in the high teens to RAIT. The liability is priced at a weighted average cost of LIBOR plus 179, which is an improvement from the LIBOR plus 185 pricing of our first floating-rate CMBS securitization which closed in July of last year. We also increased the advance rate to 79.5% from the 75% advance rate on our first securitization. We expect to continue to use CMBS transactions like this to finance our bridge lending business going forward.

Our owned real estate continues to provide stability to the overall portfolio. The multifamily properties continue to perform well and experienced year-over-year same-store average rent per unit growth of 4.2%.

Our subsidiary, Independence Realty Trust, an apartment property equity REIT which we externally manage and consolidate, acquired seven properties during the first quarter totaling 2,180 units for $127 million of purchase cost and now owns 4,970 apartment units. RAIT currently owns approximately 7 million shares of stock representing 39% of IRT’s outstanding common stock.

On the asset and property management side of the business, we expanded our property management capabilities and now control a retail focused property manager named Urban Retail Properties based in Chicago. Urban currently manages 62 properties with 16.7 million square feet in 26 states. With the addition of Urban, RAIT’s commercial real estate platform includes the ability to offer property management services for multifamily, office and retail properties for us and third-party property owners across the country. Including Urban’s properties, RAIT’s asset under management increased to $5.1 billion at March 31, 2014.

As a result of this performance across our core businesses, RAIT’s Board announced our seventh consecutive quarterly common dividend increase to $0.17 per share, or approximately 75% of CAD, for the first quarter of 2014.

At this point I’d like to turn the call over to Jim to review the financial results in more detail. Jim?

Jim Sebra - RAIT Financial Trust — CFO & Treasurer

Thank you, Scott.

Historically we have reported AFFO as a key operating metric. To further clarify our earnings without the effect of the legacy Taberna securitizations, we are introducing cash available for distribution, or CAD, as a key performance measure. For the first quarter, CAD was $0.22 per share, or $17.2 million. This is a 58% increase over Q1 2013 where CAD was $10.8 million.

Compared to Q1 2013, investment interest income was up $3.7 million due to increased loan production while investment interest expense was down by $300,000, primarily due to reduced hedging costs offset by increased interest cost from our warehouse lending on floating-rate loans for the first quarter. For the first quarter, our loan production was $225 million as compared to $95 million of loan production in the first quarter of 2013.

As we have discussed previously, the interest rate hedges in our RAIT I and RAIT II securitizations are continuing to burn off. Based on the current one-month LIBOR curve, we expect to see $2.9 million of reduced hedging costs over the remaining portion of this year, when compared to the 2013 run rate, as hedges continue to expire according to their terms.

From a credit perspective our nonaccrual loans declined to $28 million and represent about 2.3% of our loan portfolio at March 31. Our current loan loss reserves are $14.3 million, or 51% of our nonaccrual loans and we believe that we are adequately reserved for any future potential losses.

Rental income increased by 29%, or $8 million in Q1 2014. This increase is primarily the result of $7.1 million of rental income associated with properties acquired since March 31 of last year with $863,000 of increased rental income due to the continued improvement in occupancy and rental rates across the remaining properties.

Lastly, fee and other income decreased approximately $2.9 million in Q1 2014 as profitability in our conduit loan sales business declined when compared to Q1 last year. We expect that profitability will normalize throughout the remainder of 2014 in the 2 to 4 point range.

With respect to our expenses, a couple items of note.

Interest expense for Q1 2014 is up $1.9 million compared to Q1 2013 due primarily to $1.5 million of interest associated with mortgage loans used to finance the real estate properties we acquired since the end of the first quarter last year.

Property operating expenses for Q1 2014 increased by $3.7 million as compared to Q1 last year. This increase is a result of $2.9 million of operating expenses associated with properties acquired since March 31 last year and $480,000 of one-time real estate tax catch ups for 2013, increased utility costs and other severe weather-related items that occurred in the first quarter of this year. Without these one-time items, property operating expenses on the historical portfolio increased $291,000, or 2.1%.

Overall the net operating income of our real estate portfolio was $17.1 million in Q1 2014, an increase of $4.3 million from Q1 2013.

Combined compensation and administrative expenses increased slightly to approximately 19% of total revenues in Q1 2014 as compared to 18% of total revenue in Q1 2013.

We did increase our loan-loss provision to $1.0 million in Q1 2014 from $500,000 in the first quarter of last year. This increase is a result of our increased production of on-balance sheet loans in 2014.

We are reporting a GAAP net loss for Q1 2014 of $14.6 million, or $0.18 per share. The GAAP net loss was attributable to the $24 million of continued negative changes in the fair value of our various financial instruments. The primary driver of those negative changes was an increase in the market price of the legacy Taberna securitization liabilities during 2014, the effect of which narrows that gap between our adjusted book value and our GAAP book value. Please remember that the changes in the fair value of our financial instruments are non-cash. As such we believe that our presentation and discussion of CAD is more indicative of our financial performance.

With respect to our CRE CDOs we continue to meet all the over-collateralization tests. CRE-1 reported an OC test of 127% above the required level of 116%; CRE-2 reported an OC test of 119%, above the required level of 112%. These OC test results are largely unchanged compared to year end 2013.

As of quarter end, we continue to maintain good liquidity and capital available for investment. We ended the quarter with $486 million of capital available for investment comprised of $110 million of cash on hand, $228 million of availability under our two conduit warehouse lines and $148 million of availability under our two bridge loan facilities.

We accessed the capital markets twice since the start of the year. First, in January, we completed a common stock offering of 10 million shares and raised $83 million of net proceeds. In April, we completed a $60 million offering of 7.65% senior notes and raised net proceeds of $58 million. We also drew the remaining $35 million of availability under our $100 million commitment from Almanac at quarter end. All these proceeds are being used to fund our pipeline of loans.

Lastly, in January 2014, Independence Realty Trust, our consolidated sub, completed an 8 million common share offering and raised net proceeds of $63 million. All these proceeds have been deployed into eight properties acquired by IRT so far in 2014.

Scott, this concludes the financial report. Back to you.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Jim. I think at this time, operator, we would like to open the call up for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Jason Stewart, Compass Point.

Jason Stewart - Compass Point Research & Trading — Analyst

Hey, good morning, thanks for taking the questions. Scott, I was wondering if you could give us some more color on the competitive environment and the conduit origination market.

I think, Jim, you gave us some color on gain on the sale but in terms of volume, what are you seeing there? Is that still an opportunity you think that you can generate significant cash flow this year, or is it becoming too competitive for the return you are giving?

Scott Schaeffer - RAIT Financial Trust — CEO

No, I don’t think it is becoming too competitive. I think it is clearly more competitive than it was in 2013 especially in the space that we play, which is in the smaller loan category.

The first quarter is always unique. It’s always the weakest quarter for loan production for RAIT. I think a lot of it has to do with the loans which you close in the first quarter are many of them are sourced in the latter half of the fourth quarter, which just happens to be a slower time in the world.

What we are seeing going forward is we are seeing loan volumes that I would assess that will be similar in volume for us, on the conduit side I am speaking, as 2013 but the increased competitiveness has resulted in a reduced spreads or profitability. So while we were getting 5, 6, 7 points of gain on sale last year, you are seeing what Jim referred to as normalizing at 2 to 4 points.

We kind of always knew this would happen. Clearly it happened a little more quickly than I anticipated.

But we still see it as a viable business. We still think that we will be able to clearly maintain the volume that we have generated in the past and hopefully increase it. But for the rest of 2014, anyway, I think pricing will be lower and result in that 2% to 4% range.

Jason Stewart - Compass Point Research & Trading — Analyst

I guess that’s what happens when you advertise 60%, 70% ROEs on a business, people will start to [come into] it, right?

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, it’s one of the downsides of being successful.

Jason Stewart - Compass Point Research & Trading — Analyst

That’s helpful commentary. If you think about that in the bridge business, are you seeing banks, other lenders start to enter that product as well, or is that still pretty unique products to offer, okay —

Scott Schaeffer - RAIT Financial Trust — CEO

It’s really not that unique, per se, but it’s something where for us the market is much larger. We still are, we are a nonrecourse lender where most banks are not. Banks still do not want to be at the 75% loan to value range especially not nonrecourse.

So what we are seeing is tremendous growth opportunities on that side of the lending business. We really jumped into it in earnest at the middle, maybe even the middle half of last year because that’s when we were able to put the warehousing in place.

Now we are seeing increased warehousing capacity. We have other banks coming to us saying please let us warehouse those loans for you. We are able to match fund them through the floating-rate securitizations, so what I see going forward is real growth in increased volumes and good stable recurring net interest, or growth in net interest margin from those floating-rate loans.

Jason Stewart - Compass Point Research & Trading — Analyst

Makes sense. And then in terms of the provision, how are you guys looking at the provision?

Obviously the more you put on balance sheet, I think everybody would assume you have to think about a provision. But how should we look at that? Are we supposed to model that out over, an expected loss over the life of this product, or is this a rolling forward 12-months-type provision that we should be thinking about?

Scott Schaeffer - RAIT Financial Trust — CEO

I think it’s a rolling forward provision. Right now we have been adequately reserved for the legacy issues in the portfolio and we have increased it. I think we put aside $1.5 million in the fourth quarter just because we had been at $0.5 million for the first three quarters of 2013.

For 2014 based upon the production as we see it, it is just a general provision of $1 million, no real specific analysis as to problem loans in the portfolio. It is just with the increased production we are more comfortable with $1 million a quarter going forward.

Jim Sebra - RAIT Financial Trust — CFO & Treasurer

The reserves represent just over 1% of the loan book, which is relatively consistent with other industry practices.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay, so that’s — as you grow that 1% number would be a fair number to model?

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, sure.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay. One last one and then I will jump out. The CAD number, can you give us what CAD would’ve been for the or was for the fourth quarter?

James Sebra - RAIT Financial Trust — CFO

CAD was $0.27 for the fourth quarter.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay. All right, thanks guys. Appreciate it.

Operator

Doug Weiss, DSW Investment.

Doug Weiss - DSW Investment, LLC — Analyst

Hey, good morning. In terms of the growth in assets under management, was that an acquisition, the property manager Urban Retail Properties?

Scott Schaeffer - RAIT Financial Trust — CEO

It was a company that RAIT made a preferred equity investment in a number of years ago. And we made the decision late in the fourth quarter that we were not comfortable with the direction of the company and under the rights afforded us in our previous investment we took control.

Doug Weiss - DSW Investment, LLC — Analyst

Is that a positive financial implication, the fact that you are now the owner?

Scott Schaeffer - RAIT Financial Trust — CEO

I think it is. Yes. I think it will generate a recurring stream of management fees, net profit management fees to RAIT.

And it has 62 properties that it manages, which you never know the opportunities that will arise from being close to those assets, financing and/or otherwise. And we think that the company in the current environment has a lot of future potential.

So we decided that, I guess one way to say it is we did not like the direction of the company at the time. And that since we had the rights to take control, we did.

Doug Weiss - DSW Investment, LLC — Analyst

Okay. Is it possible to give what your current overall fee base is on your assets under management?

Jim Sebra - RAIT Financial Trust — CFO & Treasurer

I’ll get that number for you and get back to you.

Doug Weiss - DSW Investment, LLC — Analyst

On your owned portfolio, just looking at your trends in retail, obviously it is going quite well on multifamily. But the retail occupancy trends have been headed down over the last year or so. Could you comment on that a little bit?

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, occupancy is down a little bit. Rental rate is up a little bit. I’m sitting here smiling because we are in the process of changing management companies on our owned retail properties from the third-party disinterested fee generating management companies that we were using that we have no interest in, they were just managing for us because we didn’t have the capability.

So now we are going to turn them over to Urban. We are in the process of doing that. I am hopeful that we will see some increase in performance.

But the retail properties that we have have had difficulty. And we are working them and I think in a better economic environment in the future they will obviously do better.

There was some repositioning involved and occupancy issues relate as a side effect, I should say, of that repositioning but I am thankful that it is not worse. And we think it will get much better under — now that we can manage them ourselves, or have the capability to manage them ourselves.

Doug Weiss - DSW Investment, LLC — Analyst

Okay. And then just to follow up a little bit on the prior question on the conduit loans versus bridge loans, I guess what my take away is that the sequential, some of the sequential decline in distributable cash reflects the absence of those higher margins on conduit loans. And if that is the case I guess my question is, is this a good kind of base level looking forward through the rest of the year where there won’t be additional drag from further changes in your issuance volume on conduits?

Scott Schaeffer - RAIT Financial Trust — CEO

I think it is a good base level. I think you will see clearly growth from this point forward, clearly in the on-balance sheet lending.

And I do think that the final three quarters, and again this is a forward-looking statement without much to back it up other than looking at our pipelines and talking with our originators, that the final three quarters of this year will be better from a conduit lending perspective than the first quarter was. But having said that, the conduit lending is a lumpy business, the gain on sale. Some quarters are good, some quarters are bad. We had a good quarter in the third quarter and fourth quarter of last year and the first quarter clearly was not nearly as good.

That was one of the reasons that we talked about changing the strategy a little bit and focusing more on the on-balance sheet bridge lending, which yes, you are not generating a 3, 4, 5 point profit after holding a loan for three weeks and having levered at 3 to 1. But you’re generating a 17%, 18% return on your equity recurring with match funding, so we are not taking any interest-rate risk.

It’s a more stable income stream and I think that we are going to be much more comfortable at a 75% payout ratio like we were in the first quarter on dividends based upon that more stable income stream than we were with the lumpy stream relative to the conduit business. What the bridge business also does for us is it is a feeder pipeline, if you will, for the conduit because these are three- to five-year loans, transitional properties, the borrower does his work, increases his cash flow and his income and then looks to put permanent financing on, while we have the relationship and we have really for lack of a better term, a last look at doing that permanent financing. So it’s good recurring high-teens income, net interest margin and then it becomes a feeder for the conduit business going forward.

Doug Weiss - DSW Investment, LLC — Analyst

Okay. On your book value calculation, and I think there was some commentary on this earlier in the call but I didn’t quite follow it, but in regards to Taberna, the Taberna adjustment has come down quite a bit. Does that reflect a revaluation up of the Taberna liabilities, or a revaluation down of the Taberna assets, or some combination of the two?

Scott Schaeffer - RAIT Financial Trust — CEO

It’s a smaller increase in the value of the Taberna liabilities than what we have experienced in the past. And I think I’m answering your question.

In the prior quarters we had much larger market value increases in the liabilities and that’s why the GAAP losses were greater. At some point these liabilities really can’t go any higher and I believe we are getting near that time.

And that’s why it was a $24 million increase in liability expense in the first quarter. And it does affect our GAAP book value but since we eliminate that for the adjusted book value calculation, that’s why that spread is narrowing. Because GAAP book value is coming down but it doesn’t affect adjusted book value, so that again that gap becomes smaller each time —

Doug Weiss - DSW Investment, LLC — Analyst

I guess what I am asking is, on the chance that there eventually is some value to Taberna, I am just curious why that value as reflected in your book value adjustments has come down so much.

Jim Sebra - RAIT Financial Trust — CFO & Treasurer

The book value, the Taberna effect in calculating adjusted book value effectively records our interest in Taberna at zero. So if there is some improved value that is nothing but a good guide from an adjusted book value standpoint.

Doug Weiss - DSW Investment, LLC — Analyst

Right. Okay. Then last question, just on your land holdings I am just curious what those are more specifically and if those are something you might sell at some point?

Scott Schaeffer - RAIT Financial Trust — CEO

They are something we might sell at some point, for sure. They are largely beachfront parcels in Daytona, Florida that were hotels. The hotels were damaged in a hurricane in the mid-2000s. And while the borrower was fighting with his insurance company he kept fighting right up into the great recession and ended up filing for bankruptcy. We had mezzanine loans — no, that’s not true, excuse me, we had first mortgage loans — and we ended up taking the parcels back and closing down the properties that were on it because they had never been repaired from the hurricane damage. We are — what we are seeing in Daytona is we were a very small piece of a large, of a company that had large land holdings. So when they went down we ended up with 20 some acres, it’s all beachfront, but they probably had 120 acres of beachfront. So the other banks that were involved were Wachovia and some of the larger banks, they have over the last three or four years have been on a systematic selling program of selling the parcels that they took back from this company. We have decided that we would be better off being the last group to sell rather than the first group to sell. We are now starting to see some development on those parcels. There’s a Hard Rock going up. There’s some overseas developers who have put a lot of money into the area and are talking about building new hotels.

We think that we are well positioned with the parcels that we hold. We are in the middle of some of the development that is happening and that over time our value will be better than it is today.

But I do think it’s something in the relatively near term, and when I say that, two years or so, that we would be disposing of this land. It is not going to be a long long long term hold for us.

Doug Weiss - DSW Investment, LLC — Analyst

Do you have any sense of what the other owners have been selling their parcels for?

Scott Schaeffer - RAIT Financial Trust — CEO

We certainly do but I don’t as I’m sitting here.

Doug Weiss - DSW Investment, LLC — Analyst

Okay. All right, well thanks for all the answering all the questions and look forward to next quarter.

Operator

Thank you for your questions. I would now like to turn the call over to Scott Schaeffer for closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you for joining us today. Our plan is to continue executing on our strategy of growth and we look forward to sharing our progress with you at the end of next quarter. Thanks.

Operator

Thank you for joining in today’s conference. This concludes the presentation.

You may now disconnect. Have a good day.